Exhibit 5.3

September 25, 2018

Board of Directors

Sypris Solutions, Inc.

101 Bullitt Lane, Suite 450

Louisville, Kentucky 40222

Ladies and Gentlemen:

I am counsel to Sypris Solutions, Inc. (the “Company”) and I have reviewed the Post-Effective Amendment No. 1 (the “Amendment”) to the Company’s Registration Statement on Form S-8 filed with the Commission on May 19, 2010 (Registration No. 333-166951) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement registered 3,655,088 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), reserved for issuance pursuant to the 2010 Sypris Omnibus Plan (the “2010 Plan”).

The Amendment reflects that, pursuant to the terms of the 2015 Sypris Omnibus Plan (the “2015 Plan”), the number of shares of Common Stock for which awards may be granted under the 2015 Plan includes shares underlying any awards under the 2010 that become available due to expiration, forfeiture, exchange or cancellation without having been fully exercised or vested (other than shares to satisfy the tax withholding obligations or the payment of the purchase price of an award under the 2010 Plan)(the “Carryover Shares”).

For purposes of this opinion letter, I have examined copies of such agreements, instruments and documents as I have deemed an appropriate basis on which to render the opinions hereinafter expressed. In my examination of the aforesaid documents, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to me, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to me as copies (including telecopies). As to all matters of fact, I have relied on the representations and statements of fact made in the documents so reviewed, and I have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. I express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

Based upon the foregoing, I am of the opinion that the Carryover Shares, when issued pursuant to the terms and conditions set forth in the 2015 Plan, will be validly issued, fully paid and non-assessable.

I consent to the filing of this opinion as an exhibit to Amendment, and I further consent to the use of my name wherever appearing in the Amendment. In giving this consent, I do not admit that I am an “expert” within the meaning of the Act.

Very truly yours,

/s/ John R. McGeeney

John R. McGeeney

Vice President, General Counsel & Secretary